Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 1st day of June, 2007, by and between Revolutionary Concepts, Inc. (the “Company”), and Sedgefield Capital, LLC (the “Consultant”).

Whereas, the Consultant has expertise and knowledge regarding general business practices, strategic planning, commercialization and marketing of new products or technologies; and

Whereas, the Company has need for the services of the Consultant;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the benefits to the parties to be derived therefrom and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1.
Services. The Company hereby retains Consultant and Consultant hereby agrees to serve the Company as an independent consultant providing advice and services to the Company in connection with general business operations, strategic planning, review commercialization and marketing opportunities of products and technology developed by the Company and other related business consulting. Consultant agrees to provide such services to the Company as the Company may from time to time reasonably request, including, without limitation, advice and services with respect to those matters as to which he has special competence by reason of its expertise. Consultant shall make himself available during reasonable business hours to perform services requested by the Company that fall within the scope of this Agreement and Consultant’s expertise.

2.
Term. The parties acknowledge that Consultant has provided the services set forth in paragraph 1, above, for the three (3) months prior to the date of this Agreement and will continue to provide said services for three (3) months from the date of this Agreement. At the end of the term of this Agreement, this Agreement may be renewed for six (6) additional months, upon the mutual written consent of the parties.

3.	Compensation. The Company shall pay, and Consultant shall accept, a fee of $20,000. Any further and additional compensation shall require the mutual written consent of the parties.

4.
Expenses. Consultant shall be responsible for his own expenses related to this Agreement unless any such expenses are pre-approved in writing for reimbursement by the Company, and in such instance, Consultant shall provide the Company with all receipts and/or other documentation concerning such business expenses and the Company, on receipt of documentation acceptable to it, shall pay such expenses within thirty (30) days of the receipt of such documentation.

5.
Independent Contractor. Consultant is retained under the terms of this Agreement as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship, partnership or joint venture between the parties. Consultant shall be solely liable for the payment of any taxes imposed or arising out of the payment of the compensation to it by the Company as set forth in this Agreement including taxes imposed by Internal Revenue Code Sections 3508; 6153 and sections 1401 through 1403. The Company agrees to the following rights of Consultant consistent with an independent contractor relationship:

a) Consultant has the rights to perform services for others during the term of this Agreement;
b) Consultant will furnish all equipment and materials used to provide the services required by this Agreement;
c) Consultant has the right to hire assistants as subcontractors, or to use its employees to provide the services required by this Agreement, provided that the Company is not liable for resulting cost; and
d) Neither Consultant nor its employees or agents shall be required to devote full time to performing the services required by this Agreement.

6.	Authority to Act. The Consultant shall not have the authority to act on behalf of the Company or to enter into agreements on behalf of the Company.

7.
Working Facilities. The Consultant shall provide his own working facilities, and the Company shall not be required to provide to Consultant facilities for use by Consultant when working on matters for the Company.

8.
Nondisclosure of Information. Consultant agrees that during the term of this Agreement, Consultant will not, nor will it allow its employees or agents to directly or indirectly, disclose to any person not authorized by the Company to receive or use such information, any of the Company’s confidential or proprietary data, information, or techniques, or give to any person not authorized by the Company to receive it any information that is not generally known to anyone other than the Company or that is designated by the Company as “limited,” “private,” “confidential,” or otherwise marked to indicate its confidential nature.

9.	Assignment. The Consultant may not assign the obligations set forth herein.

10.
Entire Agreement. This Agreement is separate from all other agreements or understandings between the parties hereto with respect to the advice and services to be provided by Consultant to the Company. This Agreement cannot be modified except by a written document signed by both parties to this Agreement.

11.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina and venue shall be in the State of North Carolina.

12.
Attorneys’ Fees. In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party, all costs incurred in connection with such proceeding, including reasonable attorneys’ fees and costs.

13.
Severability. If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

14.
Waiver. No failure by any party to insist on the strict performance of any convenient, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

15.
Confidential Nature. This Agreement is confidential in nature and, accordingly, neither the Consultant nor the Company or their officers, directors, employees and agents shall disclose its terms or conditions to any other parties unless required to do so pursuant to an order of a court or administrative body having proper jurisdiction over the parties and this Agreement or pursuant to the requirements of the Securities Act of 1933(as amended) or the Exchange Act of 1934(as amended) or any rule or regulation promulgated thereunder.

/s/ Ron Carter
Ronald Carter
Revolutionary Concepts, Inc.

/s/ Donald Monroe
Donald R. Monroe
Sedgefield Capital, LLC